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                                                                     EXHIBIT 5.1


February 9, 1998


Zindart Limited
Flat C & D, 25/F Block 1
Tai Ping Industrial Centre
57 Ting Kok Road
Tai Po, N.T.
Hong Kong

Re:     LEGAL OPINION

Ladies and Gentlemen:

We have acted as Hong Kong counsel for Zindart Limited, a limited liability company incorporated under the Companies Ordinance of Hong Kong (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering of up to 3,450,000 American Depositary Shares (the "ADSs") of the Company, each representing One Ordinary Share, par value of US $0.065 per share (the "Shares"). Of the 3,450,000 ADS's subject to the offer, 1,000,000 ADSs are being sold by the Company ("New Shares"), 2,000,000 ADS's are being sold by existing shareholders ("Sale Shares") and 450,000 ADS's are the subject of an over-allotment option exercisable by the Underwriters (the "Over-Allotment Shares").

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction, of such instruments and other documents, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In particular, we have examined a copy of the minutes of an extraordinary general meeting held on 31st December 1997 whereby, inter alia, the shareholders of the Company resolved to authorize the directors of the Company to issue additional shares of the Company (the "Shareholders' Resolution").

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

1. the Sale Shares comprise authorized share capital of the Company and are legally issued, fully paid and non-assessable.

2. the New Shares and Over Allotment Shares comprise authorized share capital of the Company, which the directors have authority to issue. When such shares have been issued by the Company and duly delivered to and paid for by the purchasers thereof, such shares will be legally issued, fully paid and non-assessable.


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3.     the statements under the headings "Risk Factors - Risks Relating to the
       Company -Taxation," "Taxation - Hong Kong Taxation," "Description of Shares," and "Certain Foreign Issuer Considerations" are accurate and fair. The statements under the heading "Taxation - Hong Kong Taxation" are incorporated and adopted herein as our opinion.

This opinion is confined to and given on the basis of the laws of Hong Kong in force at and as interpreted at the date of this opinion, and we express no opinion in respect of those matters governed by or constructed in accordance with the laws of any jurisdiction other than Hong Kong.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and opinion expressed under the headings "Enforceability of Civil Liabilities," "Taxation," "Legal Matters" and elsewhere as it appears in the Prospectus, without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Commission thereunder for purposes of any part of the Registration Statement.

Yours faithfully,



/s/  ROBERT W. H. WANG & CO.
-----------------------------
Robert W. H. Wang & Co.



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